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                                                                       EXHIBIT 5

                [HONIGMAN MILLER SCHWARTZ AND COHN - LETTERHEAD]



                                                   August 6, 1999


Steelcase Inc.
901 44th Street
Grand Rapids, Michigan 49508

Ladies and Gentlemen:

         We have represented Steelcase Inc., a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of Deferred Compensation Obligations, issued or to be issued pursuant to rights granted under the Steelcase Inc. Deferred Compensation Plan (the "Plan").

         Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that (i) the Deferred Compensation Obligations to be offered by the Company under the Plan pursuant to the Registration Statement have been duly authorized and (ii) when issued by the Company in accordance with the Plan, will be legally issued.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                    Very truly yours,

                                    /s/ Honigman Miller Schwartz and Cohn

                                    HONIGMAN MILLER SCHWARTZ AND COHN